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                                                                     EXHIBIT 5.1

                                    Honeywell
                                  P.O. Box 1057
                           Morristown, NJ 07962-1057

May 7, 2003

Honeywell International Inc.
101 Columbia Road
Morristown, NJ 07962

Ladies and Gentlemen:

         I am Assistant General Counsel, Securities and Finance, of Honeywell International Inc., a Delaware corporation (the "Company"). This opinion is being rendered in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to an aggregate of 24,907,657 shares (the "Shares") of common stock, par value $1.00 per share, of the Company ("Common Stock") which may be issued pursuant to the 2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the "Plan").

         As counsel for the Company, I have examined such documents, including the Registration Statement, the restated certificate of incorporation and by-laws of the Company and certain resolutions of the Board of Directors of the Company (the "Board") relating to the issuance of Common Stock. I have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below.

         Based on the foregoing, I am of the opinion that:

         (1) the Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware;

         (2) with respect to the Shares to be issued by the Company pursuant to the terms of the Plan, the Board has taken all necessary corporate action to approve the issuance of the Shares, when issued pursuant to the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         My opinion expressed above is limited to the laws of the State of New Jersey, the Delaware General Corporation Law and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

         I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption "Legal Opinions". In giving such consent, I




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do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Gail E. Lehman